Exhibit 23.1

               Consent of Independent Certified Public Accountants


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-60187) and related Prospectus of Intelligent Medical Imaging, Inc. for the registration of 4,596,315 shares of its common stock and to the incorporation by reference therein of our report dated February 9, 1998 (except Note 16, as to which the date is October 9, 1998), with respect to the financial statements of Intelligent Medical Imaging, Inc. included in its Current Report on Form 8-K dated October 16, 1998, filed with the Securities and Exchange Commission.

West Palm Beach, Florida
October 14, 1998                              /s/ Ernst & Young LLP
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                                                  Ernst & Young LLP